CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES F, 2.00% NOTES DUE 2013	$500,000,000	$35,650.00
(1) Excludes acrrued interest, if any.
(2) The filing fee of $35,650.00 is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 440		Filed Pursuant to Rule 424(b)(3)
Dated March 31, 2010 to		Registration No. 333-150218
PROSPECTUS SUPPLEMENT
Dated April 11, 2008 and
PROSPECTUS
Dated April 11, 2008
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 2.00% NOTES DUE 2013

SUBJECT		FINAL PRICING DETAILS

Issuer:		Caterpillar Financial Services Corporation
Title of Securities:		Medium-Term Notes, Series F, 2.00% Notes Due 2013
Ratings:
A (Negative Outlook) by Standard & Poor’s, a division of The McGraw-Hill Companies
A2 (Negative Outlook) by Moody’s Investors Service, Inc.
A (Stable Outlook) by Fitch Ratings Ltd.
Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

Format:		SEC Registered-Registration Statement Number 333-150218
Trade Date:		March 31, 2010
Settlement Date (Original Issue Date):		April 6, 2010, which is the third business day following the Trade Date.
Maturity Date:		April 5, 2013
Principal Amount:		$500,000,000
Price to Public (Issue Price):		99.829%
Dealers' Commission:		0.25% (25.0 basis points)
All-in-price:		99.579%
Net Proceeds to Issuer:		$497,895,000
Coupon:		2.000%
Yield to Maturity:		2.059%
Spread Multiplier:		N/A
Spread/Spread Multiplier Reset Option:		N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):		N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):		N/A
Specified Currency:		U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Maximum Interest Rate:		N/A
Minimum Interest Rate:		N/A
Interest Payment Dates:		Interest will be paid semi-annually on the 5th of each April and October of each year, commencing October 5, 2010 and ending on the Maturity Date
Stated Maturity Extension Option:		N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):		N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):		N/A
Original Issue Discount Note:		N/A
Total Amount of OID:		N/A
Terms of Amortizing Notes:		N/A
Redemption Date(s):		N/A
Redemption Price:		N/A
Repayment Date(s):		N/A
Repayment Price(s):		N/A
Day Count Convention:		30/360
Denominations:		Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Book Runners:		Barclays Capital Inc. (40%)
Citigroup Global Markets Inc. (40%)
Co-Managers:		BNY Mellon Capital Markets, LLC (3.34%)
Commerzbank Capital Markets Corp. (3.34%)
ING Financial Markets LLC (3.33%)
Mitsubishi UFJ Securities (USA), Inc. (3.33%)
RBC Capital Markets Corporation (3.33%)
TD Securities (USA) LLC (3.33%)
Billing and Delivery Agent:		Citigroup Global Markets Inc.
Exchange Rate Agent:		U.S. Bank Trust National Association
Calculation Agent:		U.S. Bank Trust National Association
CUSIP:		14912L4L2
Other Terms:		N/A

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.